EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related prospectus of Lipman Electronic Engineering Ltd. for the registration of 1,973,044 of its ordinary shares and to the incorporation by reference therein of our report dated February 1, 2005, with respect to the consolidated financial statements of Lipman Electronic Engineering Ltd. included in its Annual Report on Form 20-F/A, for the year ended December 31, 2004, filed with the Securities and Exchange Commission on April 26, 2005.

Tel Aviv, Israel
April 25, 2005	/s/ Kost, Forer, Gabbary & Kasierer
KOST, FORER, GABBAY & KASIERER A Member of Ernst & Young Global